Exhibit (a)(1)

17300 DALLAS PARKWAY, SUITE 1010
DALLAS, TEXAS 75248

1194-1 • Date Published 02/12 • IN

© 2012 Behringer Harvard

BEHRINGER HARVARD REIT I, INC.

RECOMMENDS REJECTION OF

CMG’S TENDER OFFER

If you are considering selling your shares of Behringer Harvard REIT I, Inc. to CMG, please read all of the information below.

Recently you may have received an unsolicited tender offer from CMG Legacy Income Fund, LLC and its affiliates (“CMG”) to purchase up to 1,000,000 shares, or 0.34%, of the common stock of Behringer Harvard REIT I, Inc. for a price of $1.80 per share.

Behringer Harvard REIT I does not recommend or endorse CMG’s offer and is not affiliated with CMG. While stockholders have their individual liquidity needs and must evaluate this offer accordingly, we recommend that stockholders not tender their shares to CMG.

CMG’S OFFER IS MEANT TO TAKE ADVANTAGE OF YOU BY BUYING YOUR SHARES AT A PRICE BELOW THE CURRENT ESTIMATED VALUE IN ORDER TO MAKE A SIGNIFICANT PROFIT.

The offer price is substantially below our December 2011 estimated valuation of $4.64 per share* and recent secondary market pricing. CMG states that secondary market trades have been reported at prices as high as $3.00 per share, in excess of the CMG offer price.

No action regarding the CMG offer is necessary if you wish to reject the offer and retain your shares. if you have agreed to tender your shares, we recommend that you immediately withdraw and rescind your tender in accordance with the procedures set forth in CMG’s offer.

We have filed a Schedule 14D-9 with the Securities and Exchange Commission in response to CMG’s offer, which is available for free on our website at behringerharvard. com. The Schedule 14D-9 provides a more detailed description of our reasons for recommending against selling your shares to CMG.

If you have any questions or would like a copy of the Schedule 14D-9, please contact your financial advisor or Behringer Harvard Investment Services at 1.866.655.3650.

17300 Dallas Parkway, Suite 1010 • Dallas, TX 75248 • behringerharvard.com

*For further information regarding the December 2011 per share estimated valuation, please read the Form 8-K filed on December 28, 2011, at behringerharvard.com.